STATE OF MISSOURI
                    PUBLIC SERVICE COMMISSION

                At a session of the Public Service
                  Commission held at its office
                  in Jefferson City on the 14th
                       day of April, 1995.

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In the matter of the application of    :
Tartan Energy Company, L.C., d/b/a
Southern Missouri Gas Company, for a   :
certificate of convenience of
necessity authorizing it to construct, :
install, own, operate, control, manage
and maintain gas facilities and to     :   CASE NO. GA-94-127
render gas service in and to residents
of certain areas of Wright, Texas,     :
Howell, Webster, Greene and Douglas
Counties, including the incorporated   :
municipalities of Seymour, Cabool,
Houston, Licking, Mountain Grove,      :
Mountain View, West Plains, Ava,
Mansfield, Marshfield and Willow       :
Springs, Missouri.
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ORDER APPROVING TARIFFS AND AUTHORIZING THE COMMENCEMENT OF
                  CONSTRUCTION OF GAS FACILITIES


          On September 16, 1994, the Commission issued a Report

and Order which granted Tartan Energy Company, L.C., d/b/a

Southern Missouri Gas Company (Tartan) a Certificate of

Convenience and Necessity authorizing it to construct, install,

own, operate, control, manage and maintain gas facilities and render gas service in and to the residents of certain areas of

Wright, Texas, Howell, Webster, Greene, and Douglas Counties,

including the incorporated municipalities of Seymour, Cabool,

Houston, Licking, Mountain Grove, West Plains, Ava, Mansfield,

Marshfield, and Willow Springs, Missouri, as well as Mountain

View, Missouri if the franchise granted by Mountain View was ratified by its voters.  The Report and Order contained a number of conditions, and stated that the Certificate of Convenience and

Necessity would become effective simultaneously with the

effective date of the tariffs Tartan was required to file, while in turn indicating that Tartan's tariff would not be approved until a number of conditions had been met.  In addition, the

Report and Order also stated that Tartan was required to show compliance with a further set of conditions prior to the

commencement of construction of any gas facilities.  Tartan also was required to comply with the terms of the Nonunanimous

Stipulation and Agreement.  The various conditions are listed in detail on pages 27-28 of the Commission's Report and Order.  On

October 12, 1994, Tartan filed tariff sheets to comply with the

Commission's Report and Order, with a proposed effective date of

November 14, 1994.  Since that time, the effective date of the tariffs have been extended by Tartan on numerous occasions, with a current effective date of April 15, 1995.  On March 29, 1995,

Tartan filed a document styled Applicant's Motion for Order

Authorizing Commencement of Construction of Natural Gas

Distribution System.

          On April 7, 1995, the Staff of the Missouri Public

Service Commission (Staff) filed a memorandum entitled Staff

Recommendation and Report on Items and Tariffs Submitted in

Compliance with the Commission's Report and Order.  Staff's

memorandum serves a threefold purpose:  (1) it provides Staff's recommendation with respect to the tariffs filed by Tartan;

(2) it provides a brief report to the Commission on Tartan's compliance with the conditions of the Report and Order as

required by the Report and Order; and (3) it provides a

recommendation with respect to Tartan's motion for authorization to commence construction of its gas system.  Staff first explains that the purpose of the extension of the effective date of the tariffs was to allow Tartan additional time to provide Staff with the documents required by the Stipulation and Agreement which the

Commission approved in its Report and Order.  In addition, Staff adds that since the original filing of the tariffs, Tartan has filed substitute tariff sheets on a number of occasions.

          Staff states that the tariff sheets filed by Tartan

contain the rates, rules, and regulations under which natural gas service will be provided to its service area in south-central

Missouri.  The material contained in the filing, according to

Staff, includes a table of contents, a map, metes and bounds descriptions, rate tariff sheets, a Purchased Gas Adjustment

Clause, and general Rules and Regulations.  Staff indicates that this filing also includes Tartan's Promotional Practice

provisions and incorporates material consistent with the most revisions of the Commission's Chapter 13 rules on Service and

Billing Practices.  In addition, Staff notes that on February 15,

1995, the company submitted to the Commission's Gas Safety Staff an Operations and Maintenance Manual, including requirements for transmission O&M and a Drug Testing Program pursuant to paragraph

5(c) of the Stipulation, and also notes that on March 23, 1995,

the company submitted to the Procurement Analysis Staff a copy of a signed firm transportation contract between Tartan and Williams

Natural Gas Company pursuant to paragraph 3 of the Stipulation.

Additionally, Staff mentions it has received unofficial

notification from Tartan that the franchise for Mountain View was ratified by the voters in the April 4, 1995 election.

          In conclusion, Staff states that it has reviewed the

documents which comprise the conditioned items required to be produced prior to the granting of the Certificate and

authorization of construction, and believes that they are in satisfactory compliance with the Commission's Report and Order.

The Staff also indicates that it has examined the proposed tariff sheets and has determined that they are in compliance with the

Commission's Report and Order and should be approved.  The Staff therefore recommends that the Commission approve the Certificate and tariff sheets filed by Tartan to become effective with

service to be rendered on and after April 15, 1995, and grant

Tartan's request for an order authorizing the commencement of construction.

          The Commission has reviewed all of the material filed

by Tartan subsequent to the issuance of the Report and Order, and has reviewed the recommendation of Staff, and finds that Tartan is in substantial compliance with the conditions precedent to the approval of its tariffs; that Tartan's tariffs are in substantial compliance with the Commission's Report and Order; and that

Tartan is in substantial compliance with the conditions precedent to Commission authorization of the commencement of construction of Tartan's gas facilities.

          More specifically, prior to the approval of Tartan's

tariffs, Tartan was required to file a certificate of authority to do business in the State of Missouri, an affidavit of its

President detailing the relationship between Tartan, Torch Energy

Advisors, Inc., and Torch Marketing, Inc., and a signed firm transportation contract with Williams Natural Gas Company.  On

October 14, 1994, Tartan filed the required certificate, and the affidavit of Tom M. Taylor,<F1> which substantially comply
____________________

<F1> In addition to the required information, Mr. Taylor's
     affidavit notes that Tartan, which will be doing business in the State of Missouri under the name of Southern Missouri Gas Company, is required under Missouri state law to identify itself as a limited liability company, and therefore should be referred to as Southern Missouri Gas Company, L.C. The Commission will use the designation "Southern Missouri Gas Company, L.C." in the remainder of its order and in the future.


with the Commission's directive.  On March 23, 1995, Tartan filed a copy of the contract with Williams Natural Gas with the

Commission's Procurement Analysis Department, in compliance with the Nonunanimous Stipulation and Agreement and the Commission's

Report and Order.  Thus all the prerequisites to approval of

Tartan's tariffs have been met.  The Commission finds that upon review of the tariff sheets filed on October 12, 1994, as

substituted on March 16, 1995 and March 20, 1995, and upon review of Staff's recommendation, the tariff sheets as substituted are in compliance with the Commission's Report and Order, and the rates contained in the tariff sheets as substituted are just and reasonable.

          In addition, prior to the commencement of any gas

facilities, Tartan was required by the Commission's Report and

Order to provide a commitment for the infusion into Tartan of common equity sufficient to achieve a 40-42 percent common equity to total capital ratio, and was required to file certified copies of the required approval of other governmental agencies.  The required financial commitment was filed as an exhibit to Tartan's motion, and is in substantial compliance with the Commission's

Report and Order.  Also attached to Tartan's motion as exhibits are the required approvals of other governmental agencies,

including:  (1) Missouri Highway and Transportation Commission

permits; (2) nationwide permits from the Department of the Army,

U.S. Corp of Engineers; and (3) the affidavit of Tom M. Taylor,

with attached county franchises authorizing use of county

facilities in unincorporated areas of Douglas, Howell, and

Webster Counties.  These also appear to be in substantial

compliance with the Commission's Report and Order.

          While county franchises are not a prerequisite to the

commencement of construction by Tartan, the Commission's Report and Order does require any necessary county franchises prior to the construction by Tartan of distribution facilities to serve residents in the unincorporated portions of the counties within its service territory.  Tartan explains in its motion that it does not yet have county franchises for the Counties of Texas and

Wright, but states that it has met with the County Commissions in

Texas and Wright Counties and expects to receive authorization in the very near future.  Tartan adds that it will file the county authorizations when they are available.  The Commission is of the opinion that lack of county franchises for Texas and Wright

Counties is not an impediment to Tartan's commencement of

construction of trunkline facilities.  As Tartan correctly states in its motion, since Tartan's trunkline facilities will be

constructed along a public highway right-of-way for which

approval has been received from the Missouri Highway and

Transportation Department, the trunkline facility and the

municipal distribution facilities may be constructed with the governmental permits and franchises which have been obtained to date.  In addition, Tartan may construct distribution facilities to serve residents in the unincorporated portions of Douglas,

Howell, and Webster Counties.

          For purposes of clarity, the Commission determines

there are only three areas where Tartan may not yet commence construction:  Tartan may not construct distribution facilities to serve residents in the unincorporated portions of Texas and

Wright Counties unless it has obtained any necessary county

franchises authorizing it to do so, and has filed either a

certified copy of the county franchise or an affidavit indicating that the county franchise has been obtained, and Tartan may not construct distribution facilities to serve residents in the city of Mountain View until it files with the Commission a certified copy of the franchise ratified by the voters of Mountain View, or an affidavit indicating that the voters ratified the franchise in the voter ratification election.<F2>
____________________

<F2> While Staff's recommendation indicates it received
     unofficial notification that the franchise was ratified by voters on April 4, 1995, Tartan is still required to file with the Commission either the franchise or an affidavit.


          The Commission concludes that it is appropriate to

approve Tartan's tariffs for service on and after April 15, 1995;

to authorize Tartan's Certificate of Convenience and Necessity to

become effective simultaneously with the effective date of its tariffs on April 15, 1995; and to authorize commencement of

construction of Tartan's trunkline facilities, municipal

distribution facilities in the incorporated municipalities

contained within its Certificate of Convenience and Necessity,

with the exception of Mountain View, and distribution facilities to serve unincorporated areas in Douglas, Howell, and Webster

Counties.

          IT IS THEREFORE ORDERED:

          1.   That the following tariff sheets filed by Tartan

Energy Company, L.C., d/b/a Southern Missouri Gas Company, L.C.

on October 12, 1994, as substituted by the tariff sheets of March

16, 1995 and March 20, 1995, be and are hereby approved to become effective April 15, 1995:

P.S.C. MO. No. 1
Title Page
Original Sheet Numbers i through x Inclusive
Original Sheet Numbers 1 through 71 Inclusive

          2.   That the Certificate of Convenience and Necessity

granted to Tartan Energy Company, L.C., d/b/a Southern Missouri

Gas Company, L.C. in the Commission's Report and Order of

September 16, 1994, shall become effective simultaneously with the effective date of the tariffs approved in Ordered Paragraph

No. 1 above, on April 15, 1995.

          3.   That Tartan Energy Company, L.C., d/b/a Southern

Missouri Gas Company, L.C., be and is hereby authorized to

commence construction of its trunkline facilities; municipal distribution facilities in the incorporated municipalities

contained within its Certificate of Convenience and Necessity,

with the exception of Mountain View; and distribution facilities in the unincorporated portions of Douglas, Howell, and Webster

Counties.

          4.   That this order shall become effective on

April 15, 1995.

                                   BY THE COMMISSION



                                   David L. Rauch
                                   Executive Secretary

(S E A L)

Mueller, Chm., McClure, Perkins,
Kincheloe and Crumpton, CC., Concur.